Exhibit 99.1
Freddie Mac Reports Net Income of $2.5 Billion and
Comprehensive Income of $2.4 Billion for Second Quarter 2018
Comprehensive income, excluding a significant item(1), was $2.2 Billion for Second Quarter 2018
Another Strong and Stable Quarter Demonstrates a Transformed Company Delivering on Its Mission and Improving Housing Finance

Second Quarter 2018 Financial Results

•
$2.4 billion of comprehensive income: Driven by strong business revenues and a $334 million (pre-tax), or $264 million (after-tax), favorable litigation judgment. Market-related impacts plus gains from legacy asset dispositions continued to be modest at $0.3 billion (pre-tax), or $0.2 billion (after-tax), partially due to targeted efforts to reduce volatility in the company's GAAP earnings.

▪	Comprehensive income, excluding the effect of significant items(1), remained reasonably stable over the last several quarters despite market volatility.

•	$1.6 billion dividend requirement to the U.S. Treasury after exceeding the $3.0 billion applicable Capital Reserve Amount.

•	Strong guarantee book growth: Total guarantee portfolio grew 6 percent from the prior year, to nearly $2.1 trillion.

•	Mortgage-related investments portfolio decreased to $236 billion, below the 2018 year-end Purchase Agreement cap of $250 billion.

CEO Commentary
“Freddie Mac’s transformation continued in the second quarter, with good business results and similarly good financial performance. In business operations, our guarantee book grew significantly, credit quality was high, and we are generating a consistent stream of new innovations for our customers. On the financial side, we produced strong earnings with a growing track record of quarterly stability. These together provide the foundation necessary so Freddie Mac can effectively deliver on all aspects of its mission and, more broadly, improve America's housing finance system.”

“2017 was a landmark year in Freddie Mac’s transformation, reaching several very significant milestones. The guarantee book topped $2 trillion for the first time after growing 6 percent last year, the highest rate in a decade. Our work to innovate and re-imagine the mortgage experience - and almost all business activities - has helped increase our competitiveness and made home possible for 2.3 million home buying and renting families in 2017. Notably, the number of first time homebuyers we funded hit a10-year high and we were once again the nation’s top multifamily financier. At the same time, we significantly lowered taxpayer exposure to our risks, having reduced impaired assets in the investment portfolio by nearly 30 percent through cost-effective transactions, while integrating credit risk transfer extensively across both guarantee businesses.

Donald H. Layton Chief Executive Officer

Second Quarter 2018 Business Highlights
Producing Solid Results through Strong Business Fundamentals

•
New origination volumes: Single-family new originations of $84 billion; purchase volume up 29 percent from the prior year, while refinance volume down 7 percent. Multifamily new originations of nearly $16 billion, up 13 percent from the prior year.

•
Credit quality remains strong: Single-family serious delinquency rate dropped to 0.82 percent, the lowest rate since early 2008. Multifamily delinquency rate remained at historical lows, near zero at 0.01 percent.

Reducing Taxpayer Exposure through Credit Risk Transfer

•
Single-family: Cumulatively transferred a portion of credit risk on more than $1 trillion of single-family mortgages. For originations in the twelve months ended June 30, 2017, CCF capital required for credit risk (2) was reduced approximately 60 percent (3) by credit risk transfer transactions; the company plans similar risk reduction transactions for this quarter's originations.

•
Multifamily: Cumulatively transferred a large majority of credit risk on the multifamily guarantee portfolio. For originations in the twelve months ended June 30, 2017, CCF capital required for credit risk (2) was reduced approximately 90 percent(3) by credit risk transfer transactions; the company plans similar risk reduction transactions for this quarter's originations.

Delivering on the Company's Mission by Responsibly Expanding Opportunities for U.S. Homebuyers and Renters

•
Provided approximately $103 billion in liquidity to the mortgage market in the second quarter of 2018. Continued to expand access for homebuyers and renters by funding nearly 362,000 single-family homes and 191,000 multifamily rental units in the second quarter of 2018.

▪	Support for first-time homebuyers was at the highest level in the last ten years, at more than 46 percent of new purchase loans.

▪	87 percent of the eligible multifamily rental units financed were affordable to families earning at or below area median incomes.

Portfolio Balance (Dollars in billions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
Single-family credit guarantee portfolio	$1,855	$1,836	1%	$1,784	4%
Multifamily guarantee portfolio	220	213	3%	174	26%
Total guarantee portfolio	$2,075	$2,049	1%	$1,958	6%
Mortgage-related investments portfolio	$236	$241	(2)%	$284	(17)%
Comprehensive income (Dollars in millions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
GAAP comprehensive income	$2,435	$2,150	$285	$1,986	$449
Significant items:
Non-agency mortgage-related securities judgment	(334)	—	(334)	—	(334)
Tax effect related to judgment	70	—	70	—	70
Total significant items	(264)	—	(264)	—	(264)
Comprehensive income, excluding significant items(1)	$2,171	$2,150	$21	$1,986	$185
(1) See Non-GAAP Financial Measure Highlights on pages 4-5 and 15-16 of this press release for additional details and reconciliations to the comparable amounts under GAAP.
(2) See pages 6-7 for additional information on FHFA's Conservatorship Capital Framework (CCF) and (3) pages 8-9 for calculations.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.5 billion for the second quarter of 2018, compared to net income of $2.9 billion for the first quarter of 2018. The company also reported comprehensive income of $2.4 billion for the second quarter of 2018, compared to comprehensive income of $2.2 billion for the first quarter of 2018.
Summary Condensed Consolidated Statements of Comprehensive Income

(Dollars in millions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
Net interest income	$3,003	$3,018	$(15)	$3,379	$(376)
Benefit (provision) for credit losses	60	(63)	123	422	(362)
Derivative gains (losses)	416	1,830	(1,414)	(1,096)	1,512
Other non-interest income (loss)(1)	809	(1)	810	802	7
Total non-interest income (loss)	1,225	1,829	(604)	(294)	1,519
Administrative expense	(558)	(520)	(38)	(513)	(45)
Other non-interest expense	(585)	(590)	5	(493)	(92)
Total non-interest expense	(1,143)	(1,110)	(33)	(1,006)	(137)
Income (loss) before income tax (expense) benefit	3,145	3,674	(529)	2,501	644
Income tax (expense) benefit	(642)	(748)	106	(837)	195
Net income (loss)	$2,503	$2,926	$(423)	$1,664	$839
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(68)	(776)	708	322	(390)
Comprehensive income (loss)	$2,435	$2,150	$285	$1,986	$449

Guarantee fee income(1)	$200	$194	$6	$158	$42
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

Financial Results Discussion
Freddie Mac’s second quarter 2018 comprehensive income increased $285 million from the first quarter of 2018. Second quarter 2018 results reflected:

•
Continued strong earnings from both the single-family and multifamily businesses driven by higher guarantee fee income and a small benefit for credit losses. In addition, despite the mandated reduction in the investments portfolio, earnings have remained relatively stable.

•	Gain of $264 million, after-tax, from a final judgment against Nomura Holding America, Inc. in litigation involving certain non-agency mortgage-related securities.

•
Modest market-related impacts combined with gains from legacy asset dispositions were $0.2 billion, after-tax. The company experienced a gain of $0.1 billion from market spread impacts and a gain of $0.2 billion from legacy asset dispositions, partially offset by a $0.1 billion loss from net interest rate impacts (1), all after-tax.

▪
The small loss from net interest rate impacts in the second quarter of 2018 also reflected the effect of the company's implementation of fair value hedge accounting in the first quarter of 2017, which significantly reduced the company's GAAP earnings sensitivity to changes in interest rates.

(1) Net of hedge accounting amortization.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

Selected Financial Measures

•	Net interest income was substantially unchanged from the prior quarter.
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

•
Guarantee fee income, primarily from the company’s multifamily business, increased from the prior quarter primarily driven by a higher multifamily guarantee portfolio balance due to issuances of K Certificates and SB Certificates.

•
The small provision for credit losses in the first quarter of 2018 changed to a small benefit for credit losses in the second quarter of 2018 primarily driven by improvements in estimated loss severity.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted”, or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP condensed consolidated statements of comprehensive income. Management believes these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue.

•
The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. GAAP guarantee fees are primarily those generated by its multifamily business.

▪	Adjusted net interest income is the net spread earned on the company’s investments activities, including the cost of funds associated with using derivatives.

▪
Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

The company also presents a non-GAAP financial measure for comprehensive income calculated by adjusting GAAP comprehensive income for certain significant items. This non-GAAP financial measure is calculated by excluding from the company’s GAAP comprehensive income significant items that are not indicative of its on-going operations. Management believes that this non-GAAP financial measure is useful because it allows users to better understand the drivers of the company's on-going financial results.

•
The company excluded a final litigation judgment and the related tax effect from GAAP comprehensive income in the second quarter of 2018 as it related to the recovery of losses on legacy securities in which the company no longer invests.

The graphs that follow show the non-GAAP financial measures for adjusted net interest income and adjusted guarantee fee income.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

•	Adjusted net interest income was substantially unchanged from the prior quarter.

•
The mortgage-related investments portfolio declined $5 billion, or 2 percent, from the prior quarter, ending the second quarter of 2018 at $236 billion, below the 2018 year-end Purchase Agreement cap of $250 billion.

▪
The company remained focused on reducing the balance of less liquid assets in this portfolio. The balance of less liquid assets declined $6 billion, or 7 percent, from the prior quarter to $77 billion at June 30, 2018 due primarily to sales of single-family legacy assets.

◦
Less liquid assets include single-family reperforming loans, single-family seriously delinquent loans, multifamily unsecuritized mortgage loans not in the securitization pipeline, and mortgage-related securities not guaranteed by a GSE or the U.S. government.

▪
The balances of liquid assets and securitization pipeline assets at June 30, 2018 were $130 billion and $29 billion, respectively, together representing approximately 67 percent of the mortgage-related investments portfolio.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

•	Adjusted guarantee fee income increased from the prior quarter primarily driven by higher amortization of single-family upfront fees resulting from an increase in loan prepayments.

▪	Changes in the rates of amortization of single-family upfront fees into income are driven by fluctuating levels of loan prepayments, which primarily reflect changes in the level of interest rates.

▪
Adjusted single-family guarantee fee income is expected to increase over the long-term as guarantee fees on new single-family business are generally higher than the fees received on older vintages that continue to run off.

•	The total guarantee portfolio grew $26 billion, or 1 percent, from the prior quarter and $117 billion, or 6 percent, from the prior year.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

Return on Modeled Conservatorship Capital Required

In May 2017, FHFA, as Conservator, issued guidance to Freddie Mac to evaluate and manage its financial risk and to make economic business decisions, while in conservatorship, utilizing a newly-developed Conservatorship Capital Framework (CCF), an economic capital system with detailed formulae provided by FHFA. The CCF also provides the foundation for the risk-based component of the proposed Enterprise Capital Rule published by FHFA in the Federal Register in July 2018. The CCF assesses capital required under a severe stress event and includes credit, market, counterparty and operational risks, as well as a “going concern” buffer. This severe stress event is generally consistent with the 2016 Dodd-Frank Act Stress Test “severely adverse” scenario, which was publicly reported on August 7, 2017.
The CCF is used to establish the modeled capital required to evaluate business decisions and ensure the company makes such decisions prudently when pricing transactions and managing its businesses. This risk-versus-return framework focuses on the profits earned versus an estimated cost of equity capital required to support the risk assumed to generate those profits. Management relies upon this framework in its decision-making.
Under the Purchase Agreement, the company is not able to permanently retain capital in excess of the $3.0 billion Capital Reserve Amount. As a result, it does not have capital sufficient to support its aggregate risk-taking activities. Instead, it relies upon the Purchase Agreement to maintain market confidence.
The existing regulatory capital requirements have been suspended by FHFA during conservatorship. Consequently, the company refers to the capital required by the CCF for analysis of transactions and businesses as “modeled conservatorship capital required” or simply "CCF capital required."
The table below provides the return on CCF capital required, calculated as (1) annualized comprehensive income for the period divided by (2) average CCF capital required during the period. The company calculates the return using both (1) GAAP comprehensive income and (2) comprehensive income excluding significant items (2).
All modeled conservatorship capital required figures presented below are based on the CCF as of June 30, 2018. The CCF has been and may be further revised by FHFA from time to time, and may be revised specifically in connection with FHFA's consideration and adoption of a final Enterprise Capital Rule, which can result in changes, possibly material, in the company's modeled conservatorship capital required. For example, the proposed Enterprise Capital Rule includes capital for deferred tax assets, which is not included in the CCF currently, but which is already scheduled to be included beginning in 2019.
The return on CCF capital required shown in the table below is not based on the company's actual equity capital and does not reflect actual returns on equity capital.

(Dollars in billions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
GAAP comprehensive income	$2.4	$2.2	$0.2	$2.0	$0.4
Significant items:
Non-agency mortgage-related securities judgment (1)	(0.3)	—	(0.3)	—	(0.3)
Tax effect related to judgment (1)	0.1	—	0.1	—	0.1
Total significant items	(0.2)	—	(0.2)	—	(0.2)
Comprehensive income, excluding significant items(2)	$2.2	$2.2	$0.0	$2.0	$0.2
CCF capital required (average)	$53.1	$55.3	$(2.2)	$61.6	$(8.5)
Return on CCF capital required, based on GAAP comprehensive income	18.3%	15.5%		12.9%
Return on CCF capital required, based on comprehensive income, excluding significant items(2)	16.4%	15.5%		12.9%
(1) 2Q 2018 GAAP comprehensive income included a benefit of $334 million (pre-tax) from a final judgment against Nomura Holding America, Inc. in litigation involving certain of the company's non-agency mortgage-related securities. The tax effect related to this judgment was ($70) million.
(2) See Non-GAAP Financial Measure Highlights on pages 4-5 and 15-16 of this press release for additional details and reconciliations to the comparable amounts under GAAP.
Note: Amounts may not add due to rounding.
The company's returns on CCF capital required increased over the last several quarters due to its decreasing level of CCF capital required, resulting from home price improvements, the efficient disposition of legacy assets and the increasing credit risk transfer activity in both the Single-family and Multifamily businesses.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

The company's three business segments have different capital requirements, returns, and profitability. The return on CCF capital required for the Single-family Guarantee business, which has FHFA-prescribed guidance on guarantee fee levels, is generally lower than the company's overall return, while the returns in the Multifamily and Capital Markets businesses are generally higher.
The company finds the returns calculated above, as well as the returns calculated on specific transactions and individual business lines, to be a reasonable measure of risk-versus-return to support its decision-making while the company remains in conservatorship. These returns may not be indicative of the returns that would be generated if the company were to exit conservatorship, especially as the terms and timing of any such exit are not currently known and will depend upon future actions by the U.S. government. The company's belief, should it leave conservatorship, is that returns at that time would most likely be below the levels calculated above, assuming the same portfolio of risk assets, as the company expects that it would hold capital post-conservatorship above the minimum required regulatory capital. It is also likely that the company would be required to pay fees for federal government support, thereby reducing its total comprehensive income.
The proposed Enterprise Capital Rule published by FHFA includes a leverage ratio capital requirement. FHFA proposes two alternatives for a leverage ratio. Both options would currently produce a capital requirement below that produced by the CCF risk-based approach.
The proposed capital requirements would be suspended after adoption of a final rule while the Enterprises remain in conservatorship.
Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-family Guarantee, Multifamily and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP condensed consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments. For more information about Segment Earnings, see Note 13 to the condensed consolidated financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and page 16 of this press release.
Single-family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Financial Results (1)

(Dollars in millions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
Guarantee fee income	$1,571	$1,513	$58	$1,506	$65
Benefit (provision) for credit losses	103	28	75	12	91
Other non-interest income (loss)	119	94	25	359	(240)
Administrative expense	(363)	(336)	(27)	(332)	(31)
REO operations expense	(20)	(39)	19	(41)	21
Other non-interest expense	(400)	(379)	(21)	(335)	(65)
Segment earnings before income tax expense	1,010	881	129	1,169	(159)
Income tax expense	(207)	(179)	(28)	(391)	184
Segment earnings, net of taxes	803	702	101	778	25
Total other comprehensive income (loss), net of tax	(2)	(4)	2	—	(2)
Total comprehensive income	$801	$698	$103	$778	$23

(1)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss).

•	Segment earnings increased from the prior quarter primarily driven by higher benefit from single-family legacy asset transactions.
Business Highlights

•	New business activity was $84 billion for the second quarter of 2018, an increase of $18 billion, or 27 percent, from the prior quarter.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

▪	Home purchase volume increased to $58 billion while refinance volume decreased to $26 billion.

•	Core loan portfolio (after 2008), which excludes HARP and other relief refinance loans, continued to grow and was 80 percent of the single-family credit guarantee portfolio at June 30, 2018.

•	Single-family credit guarantee portfolio increased from the prior quarter to $1,855 billion at June 30, 2018.

•
Average guarantee fees charged on new acquisitions were 41 basis points (net of the legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) for the second quarter of 2018, up from 40 basis points in the prior quarter.

▪
Average guarantee fees on the single-family credit guarantee portfolio were 34 basis points, up from 33 basis points in the prior quarter, primarily due to higher amortization of upfront fees driven by an increase in loan prepayments during the second quarter of 2018.

•
As of June 30, 2018, the company had cumulatively transferred a portion of credit risk on more than $1 trillion of single-family mortgages, based upon the UPB at issuance of the credit risk transfer transactions.

▪
For originations in the twelve months ended June 30, 2017, CCF capital required for credit risk was reduced approximately 60 percent (1) by credit risk transfer transactions; the company plans similar risk reduction transactions for this quarter's originations.

•	Provided funding for more than 362,000 single-family homes, approximately 121,000 of which were refinance loans, in the second quarter of 2018.
(1) The reduction in the amount of CCF capital required for credit risk on new originations is calculated as modeled conservatorship credit capital released from the underlying single-family credit risk transfer transaction reference pool divided by total modeled conservatorship credit capital on new originations at the time of purchase.
Multifamily Segment
Leading through innovation
Financial Results (1)

(Dollars in millions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
Net interest income	$293	$271	$22	$292	$1
Guarantee fee income	204	195	9	162	42
Benefit (provision) for credit losses	2	16	(14)	6	(4)
Gains (losses) on loans and other non-interest income	75	(430)	505	412	(337)
Derivative gains (losses)	224	655	(431)	(180)	404
Administrative expense	(106)	(100)	(6)	(95)	(11)
Other non-interest expense	(4)	(14)	10	(12)	8
Segment earnings before income tax expense	688	593	95	585	103
Income tax expense	(140)	(121)	(19)	(196)	56
Segment earnings, net of taxes	548	472	76	389	159
Total other comprehensive income (loss), net of tax	(24)	(68)	44	73	(97)
Total comprehensive income (loss)	$524	$404	$120	$462	$62

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

•	Comprehensive income increased from the prior quarter primarily driven by higher fair value gains on held-for-sale loans and commitments.

▪
Derivative gains (losses) for the Multifamily segment are largely offset by interest rate-related fair value changes on the loans and investment securities being economically hedged. As a result, there is minimal net impact on total comprehensive income for the Multifamily segment from interest rate-related derivatives.

 Business Highlights

•
New purchase volume was nearly $16 billion for the second quarter of 2018, an increase of 22 percent from the prior quarter, while outstanding purchase commitments increased 19 percent to $21 billion, primarily reflecting a strong pipeline of expected future fundings.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

▪
Capped multifamily new business activity was $5.1 billion for the second quarter of 2018 and $11.3 billion year-to-date, while uncapped new business activity was $10.8 billion for the second quarter of 2018 and $17.6 billion year-to-date.

◦	The 2018 FHFA Scorecard goal is to maintain the dollar volume of annual capped multifamily new business activity at or below a production cap of $35 billion.

•	Multifamily guarantee portfolio increased from the prior quarter to $220 billion at June 30, 2018 due to ongoing risk transfer securitizations.

•	As of June 30, 2018, the company had cumulatively transferred a large majority of credit risk on the multifamily guarantee portfolio.

▪
For originations in the twelve months ended June 30, 2017, CCF capital required for credit risk was reduced approximately 90 percent (1) by credit risk transfer transactions; the company plans similar risk reduction transactions for this quarter's originations.

•	The company executed $14 billion in UPB of credit risk transfer transactions, primarily via K Certificates and SB Certificates, during the second quarter of 2018, and $279 billion in UPB since 2009.

▪
In addition to transferring a large majority of the expected and stress credit risk, nearly all of the multifamily credit risk transfer transactions also shifted certain non-credit risks associated with the underlying assets, such as interest-rate risk and liquidity risk, away from Freddie Mac to third-party investors.

•	Provided financing for approximately 191,000 rental units in the second quarter of 2018.

▪	87 percent of the eligible units financed in the second quarter of 2018 were affordable to families earning at or below area median incomes.
(1) The reduction in the amount of CCF capital required for credit risk on new originations is calculated as modeled conservatorship credit capital released from credit risk transfer transactions (primarily through K Certificates and SB Certificates) divided by total modeled conservatorship credit capital on new originations at the time of purchase.
Capital Markets Segment
Enhancing the liquidity of the company’s securities, reducing less liquid assets and funding the company's business activities
Financial Results (1)

(Dollars in millions)	2Q 2018	1Q 2018	Change	2Q 2017	Change
Net interest income	$862	$817	$45	$875	$(13)
Net impairment of available-for-sale securities recognized in earnings	26	111	(85)	71	(45)
Derivative gains (losses)	309	1,302	(993)	(485)	794
Gains (losses) on trading securities	(232)	(471)	239	(46)	(186)
Other non-interest income	571	525	46	418	153
Administrative expense	(89)	(84)	(5)	(86)	(3)
Segment earnings before income tax expense	1,447	2,200	(753)	747	700
Income tax expense	(295)	(448)	153	(250)	(45)
Segment earnings, net of taxes	1,152	1,752	(600)	497	655
Total other comprehensive income (loss), net of tax	(42)	(704)	662	249	(291)
Total comprehensive income (loss)	$1,110	$1,048	$62	$746	$364

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•
Comprehensive income increased from the prior quarter primarily driven by a $334 million, pre-tax, gain from the Nomura Holding America, Inc. judgment involving certain non-agency mortgage-related securities, partially offset by lower spread gains on mortgage-related securities.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

Business Highlights

•	Continued to responsibly reduce the balance of the mortgage-related investments portfolio with a focus on reducing less liquid assets.

▪
Less liquid assets were $51 billion at June 30, 2018, down $2 billion, or 3 percent, from the prior quarter, due primarily to sales of $2.1 billion of single-family legacy assets and ongoing portfolio liquidations.

•	Continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪
Liquid assets held by the Capital Markets segment were 66 percent of the portfolio, or $124 billion, at June 30, 2018, relatively unchanged from 66 percent of the portfolio, or $126 billion, at March 31, 2018.

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing while also helping struggling homeowners avoid foreclosure.
Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 51,000 single-family loan workouts in the six months ended June 30, 2018.
Mortgage Funding – Freddie Mac provided approximately $183 billion in liquidity to the market in the six months ended June 30, 2018, funding:

•	More than 644,000 single-family homes, approximately 245,000 of which were refinance loans; and

•	Approximately 342,000 multifamily rental units.

(1) As of June 30.
Note: Amounts may not add due to rounding.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment and the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 21, 2017 Letter Agreement. The company received no cash proceeds as a result of issuing the initial $1 billion liquidation preference of senior preferred stock or the $3.0 billion increase on December 31, 2017.

(2)	As of June 30, 2018.
Note: Amounts may not add due to rounding.

•	$1.6 billion dividend requirement to the U.S. Treasury in September 2018 based on the company's Net Worth Amount at June 30, 2018 of $4.6 billion less the applicable Capital Reserve Amount.

▪	The applicable Capital Reserve Amount is $3.0 billion from January 1, 2018 and thereafter, pursuant to the December 21, 2017 Letter Agreement.

•	The amount of funding available to Freddie Mac under the Purchase Agreement was $140.2 billion at June 30, 2018.

•	Through June 30, 2018, aggregate cash dividends paid to Treasury were $40.8 billion more than cumulative cash draws received from Treasury.

▪	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement.

•	The aggregate liquidation preference of the senior preferred stock was $75.6 billion at June 30, 2018.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on July 31, 2018 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/m6/p/cm4wk8oe. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Christopher Spina (703) 388-7031	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-family Guarantee, Multifamily and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(Dollars in millions, except share-related amounts)	2Q 2018	1Q 2018	2Q 2017
Interest income
Mortgage loans	$16,344	$15,951	$15,848
Investments in securities	730	810	902
Other	228	214	150
Total interest income	17,302	16,975	16,900
Interest expense	(14,299)	(13,957)	(13,521)
Net interest income	3,003	3,018	3,379
Benefit (provision) for credit losses	60	(63)	422
Net interest income after benefit (provision) for credit losses	3,063	2,955	3,801
Non-interest income (loss)
Gains (losses) on extinguishment of debt	147	110	50
Derivative gains (losses)	416	1,830	(1,096)
Net impairment of available-for-sale securities recognized in earnings	(1)	—	(3)
Other gains (losses) on investment securities recognized in earnings	(348)	(232)	61
Other income (loss)	1,011	121	694
Non-interest income (loss)	1,225	1,829	(294)
Non-interest expense
Salaries and employee benefits	(303)	(286)	(266)
Professional services	(113)	(102)	(118)
Other administrative expense	(142)	(132)	(129)
Total administrative expense	(558)	(520)	(513)
Real estate owned operations expense	(15)	(34)	(37)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(366)	(359)	(330)
Other expense	(204)	(197)	(126)
Non-interest expense	(1,143)	(1,110)	(1,006)
Income (loss) before income tax (expense) benefit	3,145	3,674	2,501
Income tax (expense) benefit	(642)	(748)	(837)
Net income (loss)	2,503	2,926	1,664
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(96)	(800)	295
Changes in unrealized gains (losses) related to cash flow hedge relationships	32	30	27
Changes in defined benefit plans	(4)	(6)	—
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(68)	(776)	322
Comprehensive income (loss)	$2,435	$2,150	$1,986
Net income (loss)	$2,503	$2,926	$1,664
Undistributed net worth sweep and senior preferred stock dividends	(1,585)	—	(1,986)
Net income (loss) attributable to common stockholders	$918	$2,926	$(322)
Net income (loss) per common share — basic and diluted	$0.28	$0.90	$(0.10)
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except share-related amounts)	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents (includes $536 and $2,963 of restricted cash and cash equivalents)	$6,752	$9,811
Securities purchased under agreements to resell	41,769	55,903
Investments in securities, at fair value	77,710	84,318
Mortgage loans held-for-sale (includes $16,621 and $20,054 at fair value)	26,277	34,763
Mortgage loans held-for-investment (net of allowance for loan losses of $8,397 and $8,966)	1,858,574	1,836,454
Accrued interest receivable	6,470	6,355
Derivative assets, net	391	375
Deferred tax assets, net	8,299	8,107
Other assets (includes $3,598 and $3,353 at fair value)	15,490	13,690
Total assets	$2,041,732	$2,049,776
Liabilities and equity
Liabilities
Accrued interest payable	$6,377	$6,221
Debt, net (includes $5,423 and $5,799 at fair value)	2,021,162	2,034,630
Derivative liabilities, net	409	269
Other liabilities	9,199	8,968
Total liabilities	2,037,147	2,050,088
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $75,648 and $75,336)	72,648	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,058,775 shares and 650,054,731 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(77,922)	(83,261)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $350 and $593, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	(91)	662
Cash flow hedge relationships	(367)	(356)
Defined benefit plans	92	83
Total AOCI, net of taxes	(366)	389
Treasury stock, at cost, 75,805,111 shares and 75,809,155 shares	(3,884)	(3,885)
Total equity	4,585	(312)
Total liabilities and equity	$2,041,732	$2,049,776
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
(Dollars in millions)	June 30, 2018	December 31, 2017
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$1,795,534	$1,774,286
All other assets	25,044	25,753
Total assets of consolidated VIEs	$1,820,578	$1,800,039
Liabilities:
Debt, net	$1,746,298	$1,720,996
All other liabilities	5,124	5,030
Total liabilities of consolidated VIEs	$1,751,422	$1,726,026

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

FREDDIE MAC
Non-GAAP Reconciliations

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	2Q 2017	3Q 2017	4Q 2017	1Q 2018	2Q 2018
GAAP net interest income	$3,379	$3,489	$3,501	$3,018	$3,003
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(1,840)	(1,921)	(1,946)	(1,873)	(1,941)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(429)	(398)	(296)	(145)	(43)
Hedge accounting impact (4)	42	40	(132)	373	214
Other reclassifications (5)	15	(64)	(53)	(285)	(78)
Total reclassifications	(2,212)	(2,343)	(2,427)	(1,930)	(1,848)
Adjusted net interest income	$1,167	$1,146	$1,074	$1,088	$1,155

Reconciliation of GAAP Guarantee Fee Income* to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	2Q 2017	3Q 2017	4Q 2017	1Q 2018	2Q 2018
GAAP guarantee fee income*	$158	$169	$186	$194	$200
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	1,840	1,921	1,946	1,873	1,941
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(330)	(339)	(350)	(359)	(366)
Total reclassifications	1,510	1,582	1,596	1,514	1,575
Adjusted guarantee fee income	$1,668	$1,751	$1,782	$1,708	$1,775

Reconciliation of GAAP Comprehensive Income to Comprehensive Income, excluding Significant Items
(Dollars in millions)	2Q 2017	3Q 2017	4Q 2017	1Q 2018	2Q 2018
GAAP comprehensive income	$1,986	$4,650	$(3,312)	$2,150	$2,435
Exclusions:
Non-agency mortgage-related securities settlements and judgments (7)	—	(4,525)	—	—	(334)
Tax effect related to settlements and judgments	—	1,584	—	—	70
Write-down of net deferred tax asset (8)	—	—	5,405	—	—
Total exclusions	—	(2,941)	5,405	—	(264)
Comprehensive income, excluding significant items	$1,986	$1,709	$2,093	$2,150	$2,171
* Guarantee fee income on a GAAP basis is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.
Note: Columns may not add due to rounding.
For notes on reclassifications, see page 16 of this press release.

Freddie Mac Second Quarter 2018 Financial Results
July 31, 2018

Notes on Significant Reclassifications
(1) Net guarantee fees are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Implied guarantee fee income related to unsecuritized loans held in the mortgage investments portfolio is reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP derivative gains (losses) into adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization of premiums and discounts associated with the company’s PCs and the loans underlying those PCs, amortization of non-cash premiums on single-family loans in trusts and on consolidated PCs, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, the accretion of other-than-temporary impairments on available-for-sale securities, STACR debt note expense and net float income or expense.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.
(7) The third quarter 2017 GAAP results included a benefit of $4.5 billion (pre-tax) from a settlement with the Royal Bank of Scotland plc related to non-agency mortgage-related securities. The tax effect related to this settlement was $(1.6) billion. The second quarter 2018 GAAP results included a gain of $334 million (pre-tax) from a final judgment against Nomura Holding America, Inc. in litigation involving certain non-agency mortgage-related securities. The tax effect related to this judgment was $(70) million.
(8) The Tax Cuts and Jobs Act of 2017 enacted in December 2017 reduced the statutory corporate income tax rate from 35% to 21%. Although not effective until January 1, 2018, accounting rules require that the company measure its net deferred tax asset using the reduced rate in the period in which the legislation was enacted. Therefore, the company reduced its net deferred tax asset by $5.4 billion, with a corresponding charge to deferred income tax expense. This resulted in a decrease in both net income and comprehensive income in the fourth quarter of 2017.